Exhibit 10.16
XCEL ENERGY INC.
AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN
AWARD AGREEMENT – [YEAR] Grant

Xcel Energy Inc., a Minnesota corporation (the “Company” and collectively with its affiliates and subsidiaries, “Xcel Energy”), pursuant to its Amended and Restated 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby grants to you, the Participant named below, an Award of Restricted Stock Units and/or an Award of Performance Share Units as set forth below. The terms and conditions of such Award(s) are set forth in the Plan, a copy of which has been provided to you, this Award Agreement and any exhibits hereto. To the extent any capitalized term used in this Award Agreement is not defined, it will have the same meaning as given to it in the Plan (as it currently exists or as it may be amended in the future).

Participant: [●] Grant Date: [●]
1. Granting of Award. The Company has granted to you, subject to the terms and conditions in this Award Agreement and the Plan, an Award of the number of Restricted Stock Units and/or an Award of the number of Performance Share Units as specified below (collectively, “Units”). The grant of such Award(s) is effective as of the applicable Grant Date set forth above. As used herein, the term “Award” refers to each Award described below, and includes additional units credited with respect to that Award upon the deemed reinvestment of Dividend Equivalents, if any, that are credited in accordance with this Agreement (“Dividend Equivalent Units”).
[Restricted Stock Units. The Company hereby grants you an award of Restricted Stock Units as set forth below:

Vesting Date	Restricted Stock Units
[Month, date, year]	[#]

All of the Restricted Stock Units granted to you as shown above will vest upon the “Vesting Date” noted above for this Restricted Stock Unit Award (it being understood that if such Vesting Date is not a business day (defined below), that the Restricted Stock Units will vest on the preceding business day to such date and such preceding business day shall be the “Vesting Date”), if your service with Xcel Energy has been continuous from the Grant Date to the Vesting Date (the “Period of Restriction”).]
[Performance Share Units. The Company hereby grants you Awards of Performance Share Units as set forth below:

Type	Performance Period	Performance Share Units (at Target)
[TSR][1]	[Performance Period]	[#]
[Environmental][2]	[Performance Period]	[#]

The number of Performance Share Units that shall be eligible to vest, which may be more or less than the Performance Share Units target numbers shown above, will be based on the extent to which the performance goals set forth in the applicable exhibit to this Agreement (each, an “Exhibit”) have been achieved during the applicable Performance Period and such performance has been certified in writing by the Committee. The “Vesting Date” for these Performance Share Units shall be the last day of the Performance Period. The payment and/or settlement of the Performance Share Units will occur as specified in Section 5 below.]
2.    Nature of Units and Shareholder Rights. The Units subject to the Award(s) will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for bookkeeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company. The Units subject to the Award(s) may not be sold, assigned, transferred, pledged or otherwise encumbered by you, and do not entitle you to any rights as a shareholder of the Company.

1 Subject to additional terms set forth in Exhibit A attached hereto.
2 Subject to additional terms set forth in Exhibit B attached hereto.

3.    Termination of Service.
(a)    Upon your Termination of Service due to death during any Period of Restriction or Performance Period, as applicable, your unvested Units (at target levels, if applicable), including any credited Dividend Equivalent Units, shall immediately vest one hundred percent (100%) and shall be paid as soon as administratively feasible in accordance with Section 5(b) hereof.
(b)    Upon your Termination of Service due to Disability during any Period of Restriction or Performance Period, as applicable, your unvested Units (at target levels, if applicable), including any credited Dividend Equivalent Units, shall immediately vest one hundred percent (100%) and shall be paid to you (or your personal representative) as soon as administratively feasible in accordance with Section 5(a) hereof.
(c) Upon your Termination of Service due to your Retirement (as defined herein):
i.during the Period of Restriction applicable to your Restricted Stock Unit Award, you will be eligible to have such Award vest on the applicable Vesting Date equal to the number of Units that would have otherwise vested on the Vesting Date had you not retired.
ii.during any Performance Period applicable to your Performance Share Units, you will be eligible to have such Award vest on the applicable Vesting Date equal to the number of Units that would have otherwise vested in accordance with the terms of the applicable Exhibit had you not retired.
iii.For purposes of this Award, “Retirement” means any voluntary termination of your employment with Xcel Energy by you that occurs at or after you have attained at least age 55 with 10 years or more of continuous service to Xcel Energy, provided that no less than three months and no more than six months prior to your Termination of Service you provided notice to the Company of your intention to retire.
(d) Upon your Termination of Service by the Company other than for Cause:
i.during the Period of Restriction applicable to your Restricted Stock Unit Award, you will be eligible to have a pro rata portion of such Award vest on the applicable Vesting Date, such pro rata portion to be equal to the number of Units that would otherwise vest on the Vesting Date had there not been a Termination of Service, multiplied by a fraction whose numerator is the number of whole months during which you were actively employed with Xcel Energy during such Period of Restriction and whose denominator is the length of the Performance Period, expressed as a number of months.
ii.during any Performance Period applicable to your Performance Share Units, you will be eligible to have a pro rata portion of such Award vest on the applicable Vesting Date, such pro rata portion to be equal to the number of Units that would otherwise vest in accordance with the terms of the applicable Exhibit had there not been a Termination of Service, multiplied by a fraction whose numerator is the number of whole months during which you were actively employed with Xcel Energy during such Performance Period and whose denominator is the length of the Performance Period, expressed as a number of months.
(e) Upon your Termination of Service during any Period of Restriction or Performance Period under any circumstances other than those set forth in Sections 3(a), (b), (c) and (d) above (including due to a retirement that does not meet the definition of “Retirement” set forth in this Agreement), such unvested Award shall be forfeited on the date of such termination. If a Termination of Service occurs on the last Business Day of a Period of Restriction or Performance Period, then you will be deemed to have served through the remainder of the Period of Restriction or Performance Period, as applicable.

4.    Vesting of Awards.
(a)    Subject to Section 3 above, a Restricted Stock Unit Award shall vest only if, and to the extent that, any one or more of the vesting conditions set forth herein or, if applicable, in any applicable Exhibit have been satisfied during the applicable Period of Restriction. If, and to the extent that, any one or more of the vesting conditions have not been satisfied during the applicable Period of Restriction, your rights to any portion of the Award tied to such unachieved vesting condition shall be immediately and irrevocably forfeited as of the applicable Vesting Date (unless previously forfeited pursuant to Section 3 above).
(b)    Subject to Section 3 above, Performance Share Units shall vest only if, and to the extent, any one or more of the performance goals set forth in the applicable Exhibit have been achieved during the applicable Performance Period. If, and to the extent that, any one or more of the performance goals have not been achieved during the applicable Performance Period, your rights to the portion of the Award tied to such unachieved performance goal shall be immediately and irrevocably forfeited as of the last day of such Performance Period (unless previously forfeited pursuant to Section 3 above). The Committee shall determine, in its sole discretion, and certify, whether and to what extent the performance goals have been satisfied as soon practicable after the completion of the applicable Performance Period.
5.    Payment of Vested Awards.
(a)    Timing and Form of Payment. As soon as administratively feasible following the Vesting Date, but in no event later than March 15 of the year following the calendar year in which the Performance Period or Period of Restriction, as applicable, expires, the Company shall cause to be paid to you in settlement of each Unit (including any credited Dividend Equivalent Units) comprising a vested Award, one Share or cash in an amount equal to the Fair Market Value as of the Vesting Date of one such Share (or a combination of cash and Shares with respect to the entire Award), the form of such payment to be as determined by the Committee in its sole discretion or, in connection with Performance Share Units, according to your election made to the extent permitted and within the parameters determined by the Committee and set forth in the applicable Exhibit. Payments shall be made in a lump sum.
(b)    Payment upon Death. In the event of your death, amounts that otherwise would have become payable to you in accordance with Section 3(a) will be paid in cash, Shares or a combination thereof, to your designated beneficiary (if such beneficiary has been designated in writing in accordance with the Plan, and such writing has been delivered to the Company’s Executive Compensation department), or if no beneficiary is designated, in accordance with Article 19 of the Plan.
6.    Dividend Equivalents. When the Company declares a cash dividend on its Shares, Dividend Equivalents equal in amount to the dividends payable (at the normal common stock declared dividend rate) on a number of Shares equal to the number of Units subject to the Award (at target level) held by you on a dividend record date occurring after the Grant Date and prior to Vesting Date shall be deemed reinvested in additional Units as of the dividend payment date and credited to your account as additional Units. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the dividend payment date. Any additional Units so credited will be subject to the same terms and restrictions applicable to the underlying Awards as provided in this Award Agreement.
7.    Changes in Capitalization of the Company. If there is any equity restructuring or other change in the Company’s corporate capitalization as described in Section 4.4(a) of the Plan, the Committee shall determine the appropriate adjustment, if any, to each Award as provided in Section 4.4 of the Plan.
8.    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Award(s) shall be dealt with as provided in Article 17 of the Plan. If the vesting of an Award is subject, in whole or in part, to the satisfaction of a performance condition, that Award shall be subject to Section 17(c) of the Plan and applicable performance conditions shall be deemed to have been satisfied as if target performance had been achieved in connection with the Change in Control.
9.    Recoupment. Xcel Energy may recover any cash or shares awarded under this Agreement, or proceeds from the sale of such shares, at any time, (a) in accordance with the Xcel Energy Inc. Mandatory Compensation Recovery Policy for Section 16 Officers, the Xcel Energy, Inc. Compensation Recovery Policy for Covered Employees, and any other compensation recovery, recoupment or forfeiture policies adopted by Xcel Energy from time to time, and (b) to the extent required by any rule of the SEC or any listing standard of the securities exchange upon which Xcel Energy’s stock is listed.

10.    Withholding. Xcel Energy may require you to remit to it, or may withhold from the settlement of an Award or from your other compensation, an amount sufficient to satisfy any applicable federal, state or local tax, employment, FICA or other mandated withholding requirements in regard to the Award(s) in the year or years the Award(s) become taxable to you. You may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares otherwise payable in settlement of an Award at the rate the Committee determines satisfies applicable withholding requirements of the Code. For this purpose, Awards will be valued using the Fair Market Value of a Share as of the applicable withholding date. If no election is made, you will be deemed to have elected Shares to be withheld.
11.    Plan Incorporated by Reference; Electronic Delivery. The Award(s) are subject in all respects to the terms and conditions of the Plan, which is controlling, and which shall be deemed incorporated into this Award Agreement. The Company, or a third party designated by the Company, may deliver to you by electronic means any documents related to your participation in the Plan. By accepting this agreement, you acknowledge receipt of a copy of the Plan.
12.    No Right to Employment. Nothing in this Award Agreement shall limit the right of Xcel Energy to terminate your employment or other service with Xcel Energy as provided in Section 20.1 of the Plan.
13.    Restrictive Covenants.
(a)    Non-Disclosure and Return of Confidential Information. During your employment with Xcel Energy you have or will be given access to and provided with information proprietary to Xcel Energy and not generally known (including trade secret information) about Xcel Energy’s products, services, personnel, technology, research, development, methods, processes, systems, marketing plans, business strategies and plans, merger and acquisition strategies and targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and information (collectively, “Confidential Information”). You agree not to disclose or use Confidential Information, either during or after your employment with the Company or any affiliate, except as required by subpoena or other legal process, in which event you will give Xcel Energy’s General Counsel prompt notice of such subpoena or other legal process in order to permit Xcel Energy any affected individual to seek appropriate protective orders. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than the date of your Termination of Service. Notwithstanding any other language in this Agreement to the contrary, you understand that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order. Additionally, notwithstanding any other language in this Agreement to the contrary, nothing in this Agreement prohibits you from providing confidential information to a government agency or otherwise participating in lawful investigation by any government agency.
(b)    No Solicitation. During your employment with Xcel Energy, and for a period of two years after the end of your employment with Xcel Energy for any reason, you agree that you will not, directly or indirectly, solicit or encourage any Xcel Energy employee, contractor or vendor with whom you have had contact or about whom you have obtained information to terminate, curtail, fail to renew a relationship or otherwise adversely change its relationship with Xcel Energy, and you agree you will not provide any information to any other person or entity for use in any similar attempt to do the same
(c)    No Competition. Where permitted by law including state and local law, for one year following the termination of your employment from Xcel Energy for any reason (the “Non-Compete Period”), you shall not, directly or indirectly, on your own behalf or on behalf of any person or entity, become employed, engaged or involved with any business that is engaged in or planning to become engaged in any business competitive with the business of Xcel Energy in a position that involves: (i) providing services that relate to or are similar in nature or purpose to the services you performed for Xcel Energy during your previous two (2) years of employment with Xcel Energy if such services involve business or regulatory strategies; methodologies or strategies relating to the generation, transmission, brokering, marketing, distribution, development, acquisition, or sale and delivery of electric power or generation capacity; electric commodity trading and origination activities and strategies; and services to gas and electric customers that provide them with options and the ability to reduce usage; or transmission, brokering, marketing or sale and distribution of natural gas; (ii) supervision, management, direction or advice regarding such services; or (iii) products, services and business activities as to which you had access to Confidential Information in the two (2) years preceding your Termination of Service.
(d)    Breach of Restrictive Covenant. If Participant breaches his or her obligations to Xcel Energy under any of the provisions of Section 13, then each Award held by such Participant shall be cancelled and cease to be exercisable as of the date on which the Participant first breached this such Section. Participant further agrees that if he or she violates any of the terms of Section 13, then Participant will be liable to Xcel Energy for injunctive relief and damages in the full value of any Award paid under this Agreement.
14.    Section 409A of the Code. Notwithstanding anything to the contrary in this Award Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:
(a)    If any amount is payable under such Award upon a Termination of Service, a Termination of Service will be deemed to have occurred only at such time as you have experienced a “separation from service” as such term is defined for purposes of Code Section 409A.
(b)    If any amount shall be payable with respect to such Award as a result of your “separation from service” at such time as you are a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after your separation from service or (ii) your death.
(c)    If any amount shall be payable with respect to such Award as a result of a Change in Control, a Change in Control shall be deemed to have occurred only after giving effect to the final sentence of Section 2.8 of the Plan.
15.    Participant Acceptance. You shall signify acceptance of this Award Agreement, including, if applicable to you, that you will abide by the Xcel Energy Stock Ownership Policy, by signing in the space provided below and returning a signed copy to the Company, or if available, by providing an electronic signature[, within the time frames specified by the Company’s Executive Compensation department].
16.    Mandatory Binding Arbitration. You agree that any and all disputes related to the Award(s) including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. You agree that you will be responsible for bearing your share of the costs to arbitrate.
17.    Severability. Any provision of this Award Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
18.    Securities Law Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange), as may be determined by the Company to be applicable, are satisfied.
19.    Headings. Headings are given to sections and subsections of these Terms and Conditions and other portions of the Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

20.    Definitions.
(a)    The term “business day” means any day other than a Saturday, Sunday or other day on which the principal national securities exchange on which the Company’s common stock is then listed is not open for business.
(b)    The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.
XCEL ENERGY INC.

By:
[NAME]
[TITLE]

ACCEPTED:

Participant Signature

Date

EXHIBIT A
RELATIVE TSR PERFORMANCE SHARE UNIT TERMS
To the extent any capitalized term used in this Exhibit A is not defined, it will have the same meaning as given to it in the Award Agreement of which this Exhibit is a part, or in the Plan (as it currently exists or as it may be amended in the future). The Performance Share Units covered by this Exhibit are subject to the Total Shareholder Return Performance Goal (“TSR Performance Goal”) and referred to as the “TSR PSUs.”
The TSR PSUs that may be earned by you and vest following the expiration of the Performance Period will be determined by whether and to what extent the total shareholder return of Xcel Energy Inc. (the “Company”) meets or exceeds a threshold level of performance relative to the total shareholder return of the companies in our peer group (“Peer Group”) that are included in the Peer Group both as of the first day of the Performance Period and the last day of the Performance Period, or their successors from a merger or other combination with another company included in the Peer Group as of both the first day of the Performance Period and the last day of the Performance Period. Total shareholder return for any company, including the Company, shall be calculated in the same manner as of the last day of the Performance Period for all companies in the Peer Group, and shall be measured by the total return that a company’s common shareholders receive over the Performance Period from an investment on the first day of the Performance Period, assuming reinvestment of all dividends paid during the Performance Period. If and to the degree that the TSR Performance Goal is met on the last day of the Performance Period, the Committee will certify (no later than March 15 following the end of the Performance Period) the degree to which the TSR Performance Goal has been achieved.
The total number of TSR PSUs earned and eligible to vest (together with any related Dividend Equivalent Units credited) will be determined by multiplying the target number of TSR PSUs shown in the table at the beginning of the Agreement by the earned percentage of target TSR PSUs in the table below that corresponds to the Company’s TSR percentile ranking among the Peer Group over the Performance Period:

Xcel Energy’s TSR Percentile Ranking vs. Peer Group	Earned Percentage of Target TSR PSUs
Below __th percentile	[__-]%
__th percentile (Threshold)	[__-]% (Threshold)
__th percentile (Target)	[__-]% (Target)
__th percentile or greater	[__-]%

TSR PSUs earned for performance between the percentiles shown above will be determined by straight-line interpolation; provided that, in all cases, the number of TSR PSUs that you earn shall be a whole number (disregarding any fraction).

Any TSR PSUs subject to this Award that you do not earn at the end of the Performance Period shall be immediately and irrevocably forfeited.

You are entitled to elect to receive payment of the TSR PSUs determined to be earned and vested in Shares, cash or a combination of Shares and cash. Such election shall be made in accordance with the procedures and on the form specified by the Committee. As consideration for and by accepting these Performance Share Units, you expressly agree that any such election you make in connection with this Award will apply to any other prior Performance Share Units to you whose Performance Period continues as of the date of the Award Agreement to which this Exhibit is attached to the extent the vesting of any such prior Award is conditioned upon the achievement of a performance goal based on total shareholder return.

A-1

EXHIBIT B
CARBON DIOXIDE EMISSIONS REDUCTION PERFORMANCE SHARE UNIT TERMS
To the extent any capitalized term used in this Exhibit B is not defined, it will have the same meaning as given to it in the Award Agreement of which this Exhibit is a part, or in the Plan (as it currently exists or as it may be amended in the future). The Performance Share Units covered by this Exhibit are subject to the [Carbon Dioxide Emissions Reduction] Performance Goal and are referred to as the “Environmental PSUs.”
The Environmental PSUs that may be earned by you and vest following the expiration of the Performance Period will be determined by whether and to what extent the Company’s [percent reduction in carbon dioxide emissions during the Performance Period below 2005 levels associated with Xcel Energy electric service meets or exceeds a threshold level of performance specified by the Committee]. If and to the degree that this Environmental Performance Goal is met on the last day of the Performance Period, the Committee will certify (no later than March 15 following the end of the Performance Period) the degree to which the Environmental Performance Goal has been achieved.
The total number of Environmental PSUs earned and eligible to vest (together with any related Dividend Equivalent Units credited) will be determined by multiplying the target number of Environmental PSUs shown in the table at the beginning of the Agreement by the earned percentage of target Environmental PSUs in the table below that corresponds to the [percent reductions in carbon dioxide emissions measured at the end of the Performance Period]:

Xcel Energy’s [________ Percent Reductions in Carbon Dioxide Emissions]	Earned Percentage of Target Environmental PSUs
Less than [___]%	0%
[___]% (Threshold)	[___]% (Threshold)
[___]% (Target)	[___]% (Target)
[___]% or greater	[___]%

Any Environmental PSUs subject to this Award that you do not earn at the end of the Performance Period shall be immediately and irrevocably forfeited.
You will receive payment of the Environmental PSUs determined to be earned and vested in Shares.

B-1